Exhibit 99.1

Scripps’ Q2 revenue grows, benefiting from political advertising and distribution gains
Political ad revenue was the highest-ever for second quarter; company is on track for record full-year political results

Aug. 5, 2022

CINCINNATI – The E.W. Scripps Company (NASDAQ: SSP) delivered $594 million in revenue and $132 million in segment profit for the second quarter of 2022, driven by higher Local Media political advertising and retransmission revenues.

The company is on track to deliver at least $270 million of Local Media political advertising revenue for the full year, outpacing its 2020 adjusted-combined presidential election year political revenue, after record-setting second-quarter results.

Highlights:

•During the second quarter, Scripps benefitted from strong political advertising revenues in the Local Media division. Higher retransmission revenues also contributed to its 10% total revenue growth, and the company saw continued moderation in the decline of pay TV households. Local core advertising was down just slightly, despite the macroeconomic climate.
•The Scripps Networks division revenue performed better than the national cable and broadcast networks marketplace, and the division delivered a 31% segment profit margin, despite a challenging national advertising climate.
•The Networks division increased connected TV revenue by 35% in Q2 and continues its aggressive expansion onto CTV platforms, with six networks either launched or launching before October on services including Roku, FreeVee, Samsung TV Plus, TCL, Tubi, Vizio Watchfree and Xumo.
•The company is carefully managing expenses in the face of the current economic environment, without negatively impacting its long-term commitment to its local media and national networks strategies.
•Free cash flow for the full year is now targeted at about $400 million.

“For the second quarter, Scripps met or exceeded overall expectations. Foreshadowing the record performance we expect in the back half of the year, political advertising during the first two quarters nearly equaled the level of revenue we saw for the same period of the presidential election year 2020, when Michael Bloomberg spent early and heavily in our markets to promote his presidential campaign. We also experienced smaller declines in our pay TV subscriber household counts year over year,” said Adam Symson, Scripps president and CEO.

“While Scripps Networks revenue was short of guidance – a reflection of the weakness in the national ad market – it still equaled last year’s extraordinary performance and delivered results better than peers as well as a margin of more than 30%.”

“The Networks benefited from growth in connected TV revenue, with continued momentum expected in the back half of the year. By the end of the third quarter, most of our Scripps networks will be nearly fully distributed across connected TV platforms, and our previous CTV launches this year are garnering significant viewing, driving the increases in CTV revenue. Our networks also are available on cable and satellite and to nearly every U.S. television household through over-the-air broadcast.

“The Scripps strategy is to deliver quality programs to media consumers on their preferred TV viewing platforms – an all-of-the-above distribution approach that is paying dividends as Scripps establishes itself as a leader in free, ad-supported television.”

Operating results
Total second-quarter company revenue was $594 million, an increase of 5.2% or $29.4 million from the prior-year quarter due to higher political and retransmission revenue in our Local Media division.

Costs and expenses for segments, shared services and corporate were $463 million, up from $413 million in the year-ago quarter.

Income attributable to the shareholders of Scripps was $29.2 million or 32 cents per share. In the prior-year quarter, the company had reported a loss from continuing operations attributable to its shareholders of $11.4 million or 14 cents per share. The prior-year quarter included a $13.8 million loss on extinguishment of debt from the redemption of our 2025 senior notes, a $31.9 million non-cash adjustment due to the increase in the fair value of the outstanding common stock warrant liability, acquisition and related integration costs of $6.7 million, and $514,000 of restructuring costs. These items decreased income from continuing operations by $47.6 million, net of taxes, or 58 cents per share.

Second-quarter 2022 results by segment compared to prior-period amounts:

Local Media
Revenue from Local Media was $356 million, up 9.5% from the prior-year quarter.

•Core advertising revenue decreased 2% to $158 million.
•Political revenue was $24 million, compared to $3.2 million in the prior-year quarter.
•Retransmission revenue increased 9.4% to $171 million.

Segment expenses increased 5.7% to $275 million, driven by network affiliation fees and the impact of Scripps employees returning to working in its station buildings, resuming more normal operating procedures.

Segment profit was $80.7 million, compared to $64.6 million in the year-ago quarter.

Scripps Networks
Revenue from Scripps Networks was $239 million, equal to the prior-year quarter. Incremental ad revenue earned from the July 2021 launch of Defy TV and TrueReal networks was offset by weakness in the national advertising market.

Segment expenses for Scripps Networks increased 26% to $166 million, consistent with the company’s strategic commitment to new national networks launches and continued programming improvements.

Segment profit was $73.3 million, compared to $107 million in the year-ago quarter.

Financial condition
On June 30, cash and cash equivalents totaled $58.2 million and total debt was $3.1 billion, including $60 million outstanding under our revolving credit facility.

During the first quarter of 2022, we redeemed a total of $123 million of the outstanding principal on our senior notes. In addition, we made mandatory principal payments of $9.3 million on our term loans during the first half of the year.

Preferred stock dividends paid in 2022 were $24 million. Under the terms of Berkshire Hathaway’s preferred equity investment in Scripps, we are prohibited from paying dividends on or repurchasing our common shares until all preferred shares are redeemed.

Year-to-date operating results
The following comparisons are to the period ending June 30, 2021:

In 2022, revenue was $1.2 billion, which compares to revenue of $1.1 billion in 2021. Political revenue was $30.8 million, compared to $4.5 million in the prior year.

Costs and expenses for segments, shared services and corporate were $913 million, up from $821 million in the year-ago period, reflecting costs attributed to our recent over-the-air network launches, continued investment in programming, higher affiliation fees and the impact of Scripps employees returning to working in its stations and offices.

Income from continuing operations attributable to the shareholders of Scripps was $39 million or 42 cents per share. Pre-tax costs for the 2022 period included $1.6 million of acquisition and related integration costs as well as a $1.2 million gain on extinguishment of debt from the redemption of senior notes. In the prior-year period, loss from continuing operations attributable to the shareholders of Scripps was $19.5 million or 24 cents per share. Pre-tax costs for the prior year included an $81.8 million gain from the sale of Triton, a $13.8 million loss on extinguishment of debt, a $99.1 million non-cash adjustment due to the increase in the fair value of the outstanding common stock warrant liability, acquisition and related integration costs of $35.3 million and $7.6 million of restructuring costs. These items decreased income from continuing operations by $76.9 million, net of taxes, or 94 cents per share.

Looking ahead
Comparisons for our segments are to the same period in 2021.

Third-quarter 2022
Local Media revenue	Up low-to-mid 20% range
Local Media expense	Up mid-single-digit percent range
Scripps Networks revenue	Flat
Scripps Networks expense	Up mid-teens percent range
Shared services and corporate	About $20 million

Full-year 2022
Interest paid	About $150 million
Pension contribution	None required
Capital expenditures	Between $45-$55 million
Taxes paid	About $80 million
Depreciation and amortization	About $160 million

Conference call
The senior management of The E.W. Scripps Company will discuss the company’s quarterly results during a telephone conference call at 9:30 a.m. Eastern today. To access the live webcast, visit http://ir.scripps.com and find the link under “upcoming events.”

To access the conference call by telephone, dial (844) 867-6169 (U.S.) or (409) 207-6975 (international) and give the access code 1864935 approximately five minutes before the start of the call. Investors and analysts will need the name of the call (“Scripps earnings call”) to be granted access. The public is granted access to the conference call on a listen-only basis.

A replay line will be open from 1:30 p.m. Eastern time Aug. 5 until midnight Sept. 7. The domestic number to access the replay is (866) 207-1041 and the international number is (402) 970-0847. The access code for both numbers is 4808441.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit http://ir.scripps.com/ approximately four hours after the call, and the link can be found on that page under “audio/video links.”

Forward-looking statements
This document contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. Such forward-looking statements are made as of the date of this document and should be evaluated with the understanding of their inherent uncertainty. A detailed discussion of principal risks and uncertainties, including those engendered by the COVID-19 pandemic, that may cause actual results and events to differ materially from such forward-looking statements is included in the company’s Form 10-K, on file with the SEC, in the section titled “Risk Factors.” The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date such statements are made.

Contact:
Carolyn Micheli, The E.W. Scripps Company, 513-977-3732, Carolyn.micheli@scripps.com

About Scripps
The E.W. Scripps Company (NASDAQ: SSP) is a diversified media company focused on creating a better-informed world. As one of the nation’s largest local TV broadcasters, Scripps serves communities with quality, objective local journalism and operates a portfolio of 61 stations in 41 markets. The Scripps Networks reach nearly every American through the national news outlets Court TV and Newsy and popular entertainment brands ION, Bounce, Defy TV, Grit, ION Mystery, Laff and TrueReal. Scripps is the nation’s largest holder of broadcast spectrum. Scripps runs an award-winning investigative reporting newsroom in Washington, D.C., and is the longtime steward of the Scripps National Spelling Bee. Founded in 1878, Scripps has held for decades to the motto, “Give light and the people will find their own way.”

THE E.W. SCRIPPS COMPANY
RESULTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2022	2021	2022	2021

Operating revenues	$594,467	$565,077	$1,160,173	$1,105,998
Segment, shared services and corporate expenses	(462,892)	(412,796)	(913,453)	(821,217)
Acquisition and related integration costs	—	(6,686)	(1,642)	(35,331)
Restructuring costs	—	(514)	—	(7,564)
Depreciation and amortization of intangible assets	(41,019)	(40,751)	(80,764)	(80,258)
Gains (losses), net on disposal of property and equipment	(1,577)	(75)	(4,058)	(155)
Operating expenses	(505,488)	(460,822)	(999,917)	(944,525)
Operating income	88,979	104,255	160,256	161,473
Interest expense	(36,011)	(42,010)	(72,510)	(85,892)
Gain (loss) on extinguishment of debt	—	(13,775)	1,234	(13,775)
Defined benefit pension plan income	662	7	1,325	14
Gain on sale of Triton business	—	—	—	81,784
Losses on stock warrant	—	(31,874)	—	(99,118)
Miscellaneous, net	2,170	(2,707)	1,763	(7,558)
Income from continuing operations before income taxes	55,800	13,896	92,068	36,928
Provision for income taxes	(14,060)	(12,683)	(27,963)	(32,212)
Income from continuing operations, net of tax	41,740	1,213	64,105	4,716
Income from discontinued operations, net of tax	—	4,431	—	6,495
Net income	41,740	5,644	64,105	11,211
Preferred stock dividends	(12,577)	(12,576)	(25,153)	(24,219)
Net income (loss) attributable to the shareholders of The E.W. Scripps Company	$29,163	$(6,932)	$38,952	$(13,008)

Net income (loss) per diluted share of common stock attributable to the shareholders of The E.W. Scripps Company:
Income (loss) from continuing operations	$0.32	$(0.14)	$0.42	$(0.24)
Income from discontinued operations	—	0.05	—	0.08
Net income (loss) per diluted share of common stock attributable to the shareholders of The E.W. Scripps Company:	$0.32	$(0.09)	$0.42	$(0.16)

Weighted average diluted shares outstanding	87,820	82,381	90,048	82,143
See notes to results of operations.
The sum of net income (loss) per share from continuing and discontinued operations may not equal the reported total net income (loss) per share as each is calculated independently.

Notes to Results of Operations
1. SEGMENT INFORMATION
We determine our business segments based upon our management and internal reporting structures, as well as the basis on which our chief operating decision maker makes resource-allocation decisions.
Our Local Media segment includes our 61 local broadcast stations and their related digital operations. It is comprised of 18 ABC affiliates, 11 NBC affiliates, nine CBS affiliates and four FOX affiliates. We also have 12 CW affiliates - four on full power stations and eight on multicast; five independent stations and 10 additional low power stations. Our Local Media segment earns revenue primarily from the sale of advertising to local, national and political advertisers and retransmission fees received from cable operators, telecommunications companies, satellite carriers and over-the-top virtual MVPDs.

Our Scripps Networks segment is comprised of nine national television networks that reach nearly every U.S. television home through free over-the-air broadcast, cable/satellite, connected TV and digital distribution. These operations earn revenue primarily through the sale of advertising.

Our respective business segment results reflect the impact of intercompany carriage agreements between our local broadcast television stations and our national networks. We also allocate a portion of certain corporate costs and expenses, including accounting, procurement, human resources, employee benefit and information technology to our business segments. These intercompany agreements and allocations are generally amounts agreed upon by management, which may differ from an arms-length amount.
The other segment caption aggregates our operating segments that are too small to report separately. Costs for centrally provided services and certain corporate costs that are not allocated to the business segments are included in shared services and corporate costs. These unallocated corporate costs would also include the costs associated with being a public company. Corporate assets are primarily cash and cash equivalents, restricted cash, property and equipment primarily used for corporate purposes and deferred income taxes.

Our chief operating decision maker evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure called segment profit. Segment profit excludes interest, defined benefit pension plan amounts, income taxes, depreciation and amortization, impairment charges, divested operating units, restructuring activities, investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.

Information regarding the operating results of our business segments is as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands)	2022	2021	Change	2022	2021	Change

Segment operating revenues:
Local Media	$355,819	$324,837	9.5%	$682,480	$637,418	7.1%
Scripps Networks	238,929	238,735	0.1%	477,997	452,395	5.7%
Other	3,893	5,050	(22.9)%	8,044	23,171	(65.3)%
Intersegment eliminations	(4,174)	(3,545)	17.7%	(8,348)	(6,986)	19.5%
Total operating revenues	$594,467	$565,077	5.2%	$1,160,173	$1,105,998	4.9%

Segment profit (loss):
Local Media	$80,742	$64,643	24.9%	$135,135	$120,580	12.1%
Scripps Networks	73,297	107,317	(31.7)%	158,373	199,520	(20.6)%
Other	(4,349)	(541)		(5,462)	2,740
Shared services and corporate	(18,115)	(19,138)	(5.3)%	(41,326)	(38,059)	8.6%
Acquisition and related integration costs	—	(6,686)		(1,642)	(35,331)
Restructuring costs	—	(514)		—	(7,564)
Depreciation and amortization of intangible assets	(41,019)	(40,751)		(80,764)	(80,258)
Gains (losses), net on disposal of property and equipment	(1,577)	(75)		(4,058)	(155)
Interest expense	(36,011)	(42,010)		(72,510)	(85,892)
Gain (loss) on extinguishment of debt	—	(13,775)		1,234	(13,775)
Defined benefit pension plan income	662	7		1,325	14
Gain on sale of Triton business	—	—		—	81,784
Losses on stock warrant	—	(31,874)		—	(99,118)
Miscellaneous, net	2,170	(2,707)		1,763	(7,558)
Income from continuing operations before income taxes	$55,800	$13,896		$92,068	$36,928

Operating results for our Local Media segment were as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands)	2022	2021	Change	2022	2021	Change

Segment operating revenues:
Core advertising	$157,671	$160,956	(2.0)%	$315,008	$313,094	0.6%
Political	24,009	3,193		29,777	4,504
Retransmission and carriage fees	171,126	156,361	9.4%	330,708	312,020	6.0%
Other	3,013	4,327	(30.4)%	6,987	7,800	(10.4)%
Total operating revenues	355,819	324,837	9.5%	682,480	637,418	7.1%
Segment costs and expenses:
Employee compensation and benefits	105,254	107,461	(2.1)%	209,970	214,289	(2.0)%
Programming	118,847	109,598	8.4%	237,450	219,928	8.0%
Other expenses	50,976	43,135	18.2%	99,925	82,621	20.9%
Total costs and expenses	275,077	260,194	5.7%	547,345	516,838	5.9%
Segment profit	$80,742	$64,643	24.9%	$135,135	$120,580	12.1%

Operating results for our Scripps Networks segment were as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands)	2022	2021	Change	2022	2021	Change

Total operating revenues	$238,929	$238,735	0.1%	$477,997	$452,395	5.7%
Segment costs and expenses:
Employee compensation and benefits	29,827	23,162	28.8%	59,442	46,799	27.0%
Programming	87,779	64,651	35.8%	169,778	126,278	34.4%
Other expenses	48,026	43,605	10.1%	90,404	79,798	13.3%
Total costs and expenses	165,632	131,418	26.0%	319,624	252,875	26.4%
Segment profit	$73,297	$107,317	(31.7)%	$158,373	$199,520	(20.6)%

2. CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	As of June 30, 2022	As of December 31, 2021

ASSETS
Current assets:
Cash and cash equivalents	$58,237	$66,223
Restricted cash	—	34,257
Other current assets	637,170	601,801
Total current assets	695,407	702,281
Investments	25,677	21,632
Property and equipment	445,654	456,945
Operating lease right-of-use assets	115,543	124,821
Goodwill	2,920,466	2,913,384
Other intangible assets	1,870,194	1,910,311
Programming	443,117	510,316
Miscellaneous	19,612	18,624
TOTAL ASSETS	$6,535,670	$6,658,314

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$84,656	$83,931
Unearned revenue	23,767	20,000
Current portion of long-term debt	18,612	18,612
Accrued expenses and other current liabilities	343,945	389,337
Total current liabilities	470,980	511,880
Long-term debt (less current portion)	3,064,352	3,129,393
Other liabilities (less current portion)	980,724	1,046,607
Total equity	2,019,614	1,970,434
TOTAL LIABILITIES AND EQUITY	$6,535,670	$6,658,314

3. EARNINGS PER SHARE (“EPS”)

Unvested awards of share-based payments with rights to receive dividends or dividend equivalents, such as our RSUs, are considered participating securities for purposes of calculating EPS. Under the two-class method, we allocate a portion of net income to these participating securities and, therefore, exclude that income from the calculation of EPS for common stock. We do not allocate losses to the participating securities.

The following table presents information about basic and diluted weighted-average shares outstanding:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2022	2021	2022	2021

Numerator (for basic and diluted earnings per share)
Income from continuing operations, net of tax	$41,740	$1,213	$64,105	$4,716
Less income allocated to RSUs	(872)	—	(1,105)	—
Less preferred stock dividends	(12,577)	(12,576)	(25,153)	(24,219)
Numerator for basic and diluted earnings per share	$28,291	$(11,363)	$37,847	$(19,503)
Denominator
Basic weighted-average shares outstanding	83,270	82,381	83,030	82,143
Effect of dilutive securities:
Restricted stock units	235	—	424	—
Common stock warrant	4,315	—	6,594	—
Diluted weighted-average shares outstanding	87,820	82,381	90,048	82,143

4. NON-GAAP INFORMATION

In addition to results prepared in accordance with GAAP, this earnings release discusses free cash flow, a non-GAAP performance measure that management and the company’s Board of Directors uses to evaluate the performance of the business. We also believe that the non-GAAP measure provides useful information to investors by allowing them to view our business through the eyes of management and is a measure that is frequently used by industry analysts, investors and lenders as a measure of valuation for broadcast companies.

Free cash flow is calculated as non-GAAP Adjusted EBITDA (as defined below), plus reimbursements received from the FCC for repack expenditures, less capital expenditures, preferred stock dividends, interest payments, income taxes paid (refunded) and contributions to defined retirement plans.

Adjusted EBITDA is calculated as income (loss) from continuing operations, net of tax, plus income tax expense (benefit), interest expense, losses (gains) on extinguishment of debt, defined benefit pension plan expense (income), share-based compensation costs, depreciation, amortization of intangible assets, loss (gain) on business and asset disposals, mark-to-market losses (gains), acquisition and integration costs, restructuring charges and certain other miscellaneous items.

A reconciliation of these non-GAAP measures to the comparable financial measure in accordance with GAAP is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2022	2021	2022	2021

Income from continuing operations, net of tax	$41,740	$1,213	$64,105	$4,716
Provision for income taxes	14,060	12,683	27,963	32,212
Interest expense	36,011	42,010	72,510	85,892
Loss (gain) on extinguishment of debt	—	13,775	(1,234)	13,775
Defined benefit pension plan income	(662)	(7)	(1,325)	(14)
Share-based compensation costs	4,557	6,403	13,883	14,701
Depreciation	15,812	14,245	31,182	28,370
Amortization of intangible assets	25,207	26,506	49,582	51,888
Losses (gains), net on disposal of property and equipment	1,577	75	4,058	155
Acquisition and related integration costs	—	6,686	1,642	35,331
Restructuring costs	—	514	—	7,564
Gain on sale of Triton business	—	—	—	(81,784)
Losses on stock warrant	—	31,874	—	99,118
Miscellaneous, net	(2,170)	2,707	(1,763)	7,558
Adjusted EBITDA	136,132	158,684	260,603	299,482
Capital expenditures	(12,368)	(22,659)	(24,955)	(30,051)
Proceeds from FCC Repack	541	8,845	1,742	14,190
Preferred stock dividends	(12,000)	(12,000)	(24,000)	(21,067)
Interest paid	(15,509)	(25,574)	(68,177)	(54,928)
Income taxes paid, net of tax indemnification reimbursements	(47,209)	(54,762)	(46,778)	(54,215)
Contributions for defined retirement plans	(253)	(6,590)	(506)	(12,555)
Free cash flow	$49,334	$45,944	$97,929	$140,856

ADJUSTED COMBINED SUPPLEMENTAL INFORMATION

Due to the effect that the ION acquisition has on our segment operating results, and to provide meaningful period over period comparisons, we are presenting supplemental non-GAAP (Generally Accepted Accounting Principles) information for certain financial results on an adjusted combined basis. The adjusted combined financial results have been compiled by adding, as of the earliest period presented, the impact from the acquired ION television stations' historical revenue, employee compensation and benefits, programming and other expenses to Scripps’ historical revenue, employee compensation and benefits, programming and other expenses captions reported within the Scripps Networks segment. These historical results are adjusted for certain intercompany adjustments and other impacts that would result from the companies operating under the ownership of Scripps as of the earliest period presented.

Management uses the adjusted combined non-GAAP supplemental information for purposes of evaluating the Company’s segment results. The company therefore believes that the non-GAAP measure presented provides useful information to investors by allowing them to view the company’s businesses through the eyes of management, facilitating comparison of Scripps Networks results across historical periods and providing a focus on the underlying ongoing operating performance of our segments.

The company uses the adjusted combined non-GAAP supplemental information to supplement the financial information presented on a GAAP historical basis. This non-GAAP supplemental information is not to be considered in isolation from, or as a substitute for, the related GAAP measures, and should be read only in conjunction with financial information presented on a GAAP basis.

The adjusted combined financial results contained in the following supplemental information is for informational purposes only. These results do not necessarily reflect what the historical results of Scripps would have been if the acquisition of ION had occurred on January 1, 2021. Nor is this information necessarily indicative of the future results of operations of the combined entities.

The adjusted combined financial information is not pro forma information prepared in accordance with Article 11 of SEC regulation S-X, and the preparation of information in accordance with Article 11 would result in a significantly different presentation.

Scripps Networks adjusted combined segment profit

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands)	2022	2021	Change	2022	2021	Change

Total operating revenues	$238,929	$238,735	0.1%	$477,997	$459,117	4.1%
Segment costs and expenses:
Employee compensation and benefits	29,827	23,162	28.8%	59,442	47,947	24.0%
Programming	87,779	64,651	35.8%	169,778	128,313	32.3%
Other expenses	48,026	43,605	10.1%	90,404	80,354	12.5%
Total costs and expenses	165,632	131,418	26.0%	319,624	256,614	24.6%
Segment profit	$73,297	$107,317	(31.7)%	$158,373	$202,503	(21.8)%
Non-GAAP reconciliation
Below is a reconciliation of Scripps historical reported revenue and segment profit for its Scripps Networks segment to the adjusted combined revenue and adjusted combined segment profit for the Scripps Networks segment following the acquisition of ION.

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2022	2021	2022	2021

Scripps Networks operating revenues, as reported	$238,929	$238,735	$477,997	$452,395
ION acquisition	—	—	—	6,722
Scripps Networks adjusted combined operating revenues	$238,929	$238,735	$477,997	$459,117

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2022	2021	2022	2021

Scripps Networks segment profit, as reported	$73,297	$107,317	$158,373	$199,520
ION acquisition	—	—	—	2,983
Scripps Networks adjusted combined segment profit	$73,297	$107,317	$158,373	$202,503